EXHIBIT 10.5

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT

THIS AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT is entered into as of the 23rd day of December, 2021, by and between C&F FINANCIAL CORPORATION, a Virginia corporation (the “Holding Company”), CITIZENS AND FARMERS BANK, a Virginia banking corporation (the “Bank”) (collectively Holding Company and Bank shall be referred to herein as “Company”), and Jason E. Long (the “Executive”).

RECITALS

I.The Executive currently serves as Executive Vice President, Chief Financial Officer and Secretary of the Holding Company and the Bank, is a key member of management of the Company and its affiliates, and his services and knowledge are valuable to the Company and its affiliates.

II.The Board and Bank Board (as defined below) have determined that it is in the best interest of the Company and its shareholders to assure that the Company and its affiliates will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below). The Board and the Bank Board believe it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage the Executive’s full attention and dedication to the Company and its affiliates currently and in the event of any threatened or pending Change in Control. Therefore, in order to accomplish these objectives, the Board and the Bank Board have caused the Holding Company and the Bank to enter into this Agreement.

III.This Agreement amends and restates the agreement between the Company and the Executive dated May 5, 2016.

NOW, THEREFORE, it is hereby agreed as follows:

1.CERTAIN DEFINITIONS.

(a)“Agreement Effective Date” means the date first set out above.
(b)The “Agreement Term” means the period commencing on the Agreement Effective Date and ending on the earlier of (i) the Agreement Regular Termination Date or (ii) the date this Agreement terminates pursuant to Section 8. The “Agreement Regular Termination Date” means the third anniversary of the Agreement Effective Date, provided, however, that commencing on the first anniversary of the Agreement Effective Date, and on each subsequent anniversary (such date and each subsequent anniversary shall be hereinafter referred to as the “Renewal Date”), unless this Agreement is previously terminated, the Agreement Regular Termination Date shall be automatically extended for three years from the latest Renewal Date, unless at least one month prior to the latest Renewal Date, the Company shall give notice to the Executive in accordance with Section 11(c) of this Agreement that the Agreement Regular Termination Date shall not be so extended.
(c)“Bank Board” means the Board of Directors of the Bank and “Board” means the Board of Directors of the Holding Company.
(d)“Cause” means:

(i)the willful and continued failure of the Executive to substantially perform his duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, pursuant to a vote of a majority of the Directors of the Holding Company, which specifically identifies the manner in which the Directors of the Board believe that the Executive has not substantially performed his duties, or
(ii)the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the members of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive in accordance with Section 11(c) of this Agreement and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive has engaged in the conduct described in paragraph (i) or (ii) above, and specifying the particulars thereof in detail.

(e)The “Change in Control Date” means the first date during the Agreement Term on which a Change in Control (as defined in Section 2) occurs.
(f)“Coverage Period” means the period of time beginning with the Change in Control Date and ending on the earliest to occur of (i) the Executive’s death and (ii) the second anniversary of the Change in Control Date.
(g)“Disability” means the absence of the Executive from his duties with the Company on a full-time basis for six months as a result of incapacity to serve as the Executive Vice President and Chief Financial Officer of the Company and the Bank, including substantially all duties normally considered a part thereof, due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative. If the Company determines in good faith that the Disability of the Executive has occurred, it may give to the Executive written notice in accordance with Section 11(c) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties.
(h)“Good Reason” means any good faith determination made by the Executive (which determination shall be conclusive) that any of the following has occurred:
(i)the occurrence, on or after the Agreement Effective Date and during the Coverage

Period, of any of the following:
(A)the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control, or any other action by the Company or its affiliates which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive in accordance with Section 11(c) of this Agreement;
(B)a reduction by the Company or its affiliates in the Executive’s rate of annual base salary, benefits (including, without limitation, incentive or bonus pay arrangements, stock plan benefit arrangements, and retirement and welfare plan coverage) and perquisites as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive in accordance with Section 11(c) of this Agreement;
(C)the Company’s requiring the Executive to be based at any office or location more than 35 miles from the facility where the Executive is located at the time of the Change in Control or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change in Control Date (but determined without regard to travel necessitated by reason of any anticipated Change in Control);
(D)any purported termination by the Company or its affiliates of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
(E)any failure by the Company or its affiliates to comply with and satisfy Section 10(c) of this Agreement by obtaining satisfactory agreement from any successor to assume and perform this Agreement.
(i)“Covered Termination” means a termination of Executive’s employment during the Coverage Period (i) by the Company for any reason other than (A) for Cause, (B) the Executive’s Disability or (C) the Executive’s death, or (ii) by the Executive for Good Reason.
(j)“Noncovered Termination” means a cessation of Executive’s employment which is not a Covered Termination.

2.CHANGE IN CONTROL.

A “Change in Control” means a change in the ownership, a change in the effective control, or a change in the ownership of a substantial portion of the assets, in each case of the Holding Company, the Bank or one of their affiliates as provided in Section 2(a) below, consistent with and interpreted in accordance with Section 409A of the Internal Revenue Code (“Code”) and applicable regulations and guidance issued thereunder (“Code Section 409A”), and specifically defined as follows:

(a)General Rules.  In order to constitute a Change in Control as to the Executive, the Change in Control shall relate to:

(i)The corporation for whom the Executive is performing services at the time of the Change in Control; or

(ii)The corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by the Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or

(iii)A corporation that is a majority shareholder of a corporation identified in either paragraph (i) or (ii), or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in either paragraph (i) or (ii) above.

(b)Change In Ownership.  A change in the ownership of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.  However, if any person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of a corporation, then the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation (or to cause a change in the effective control of the corporation).

(c)Change In Effective Control.  Notwithstanding the fact that a corporation has not undergone a change in ownership as described above, a change in the effective control of a corporation shall occur only on the date that either:

(i)Any one person or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing 30% or more of the total voting power of the stock of such corporation; or

(ii)A majority of members of the corporation’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s Board of Directors prior to the date of the appointment or election, provided that for purposes of this paragraph (ii), the term “corporation” refers solely to the relevant corporation identified above, for which no other corporation is a majority shareholder.

(d)Change In Ownership of Assets.  A change in the ownership of a substantial portion of the assets of a corporation shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, “gross fair market value” shall mean the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

A transfer of assets by a corporation shall not be treated as a change in the ownership of such assets if the assets are transferred to:

(i)A shareholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; or

(ii)An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the corporation; or

(iii)A person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the corporation; or

(iv)An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person who is a “related person” under applicable Treasury Regulations.

There shall be no Change in Control when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

3.[RESERVED].

4.OBLIGATIONS UPON THE EXECUTIVE’S TERMINATION.

(a)Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive, other than by reason of death, shall be communicated by Notice of Termination to the other party hereto given. For purposes hereof:

(i)“Notice of Termination” means a written notice given in accordance with Section 11(c)of this Agreement which (A) states whether such termination is for Cause, Good Reason or Disability, (B) indicates the specific termination provision in this Agreement relied upon, if any, (C) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (D) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Cause or Disability shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
(ii)“Date of Termination” means (A) if the Executive’s employment is terminated by reason of Disability, the Disability Effective Date, (B) if the Executive’s employment is terminated by the Company for any reason other than Disability, the date of the Executive’s receipt of the Notice of Termination or any later date specified therein, as the case may be, and (C) if the Executive’s employment is terminated by the Executive for any reason, the date of the Company’s receipt of the Notice of Termination or any later date specified therein, as the case may be.

(b)Obligations of the Company in a Covered Termination. If the Executive’s employment shall cease by reason of a Covered Termination, subject to the delay provided under Section 7, if applicable, then the following shall be paid or provided (the payments and benefits described in (i), (ii) and (iii) below may hereinafter sometimes be referred to as the “Change in Control Benefit” or “Change in Control Benefits”):

(i)the Company shall pay or cause to be paid in cash to the Executive a lump sum within 30 days after the Date of Termination and with the lump sum payment totaling an amount equal to the sum of two (2) times the Executive’s (1) highest aggregate annual base salary from the Company and its affiliated companies in effect at any time during the 24 month period ending on the Change in Control Date and (2) highest annual bonus (including any deferrals thereof) from the Company and its affiliated companies payable for the Company’s three fiscal years immediately preceding the fiscal year which includes the Change in Control Date;
(ii)in the event that the Executive is enrolled in any of the Health Plans on the Executive’s Date of Termination, the Executive and his enrolled dependents shall continue to receive benefits under, and will remain eligible to participate in, the Health Plans for two years from the Date of Termination, provided that, to the extent required due to any applicable nondiscrimination requirements under the Internal Revenue Code, the Company will impute income to the Executive equal to 100% of the full premiums required for such coverage during the period of coverage. For the avoidance of doubt, the first 18 months of any such continued coverage period shall be considered COBRA coverage, and no additional period of continuation coverage will be provided after the second anniversary of Executive’s Date of Termination. (Except as specifically provided otherwise herein, nothing in this Agreement shall limit the Executive’s right to additional retiree or other welfare benefits provided under the applicable benefit plans subject to any and all limitations in such plans.) If participation in any one or more of the Health Plans is not possible under the terms of the Health Plans or is not permitted by any applicable reinsurance carrier, or if any provision of law would create an adverse tax effect for the Executive or the Company due to such participation, the Company shall instead provide the Executive with a monthly payment equal to 100% of the full premiums for the coverage in place for the Executive and, if applicable, his dependents, immediately prior to the date that coverage can no longer be provided under the Health Plans. To the extent the monthly cash payment amount is payable for more than one year, such monthly amount shall increase by 5% at the end of each 12-month period that it is payable. If the Executive becomes reemployed with another employer and elects coverage under another employer-provided plan, the benefit under the Health Plans (or monthly payment, if applicable) that corresponds to the type of benefit elected shall cease and no further benefit (or payment) of that type will be provided under this Section 4(b)(ii). For purposes hereof, the term “Health Plans” means the group health plans providing medical, prescription, dental, and vision benefits to executives of the Company (including any successor) and its affiliates;
(iii)to the extent not theretofore paid or provided, the Company shall timely pay or cause to be paid or provide or cause to be provided to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any compensation arrangement, plan, program, policy or practice or contract or agreement of the Company and its affiliated companies with such payments being made in accordance with the terms of any such arrangement, plan, program or policy (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(c)Special Noncovered Termination Payment If Terminated in Anticipation of a Change in Control. If (i) a Change in Control occurs; (ii) the Executive’s employment with the Company was involuntarily terminated by the Company without Cause (as defined in the Employment Agreement) prior to the date on which such Change in Control occurs; (iii) it is reasonably demonstrated by the Executive that such termination of employment either (A) was at the request of a third party who is a party to such Change in Control or (B) otherwise arose in connection with or in anticipation of such Change in Control; and (iv) the Executive has complied with the covenants under Section 9; then, subject to the delay provided under Section 7, if applicable, the Company shall pay or cause to be paid in cash to the Executive a lump sum payment within 30 days after the Change in Control totaling an amount equal to the sum of (1) the Executive’s highest aggregate annual base salary from the Company and its affiliated companies in effect at any time during the 24 month period ending on the Date of Termination and (2) two times the Executive’s highest annual bonus (including any deferrals thereof) from the Company and its affiliated companies payable for any of the Company’s three fiscal years immediately preceding the fiscal year which includes the Date of Termination.

Notwithstanding any other provision in this Agreement, the Executive shall in no event have a right to any payment or benefit under both Section 4(b) and this Section 4(c). For the avoidance of doubt, the payment under this Section 4(c) is not intended to equal the value of the payment and benefits that would have been paid under Section 4(b) if Executive’s termination had been a Covered Termination. Additionally, the payment under this Section 4(c) is not intended to supersede any right to severance payment under the Employment Agreement and eligibility for any such severance payments under the Employment Agreement shall be determined solely under the terms of the Employment Agreement.

In order to meet the eligibility requirement set forth in Section 4(c)(iv), the Executive must comply with the requirements under Section 9 from the Executive’s Date of Termination (as if such Noncovered Termination were a Covered Termination); provided, however, the Company shall only have a right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, as provided in Section 9(d), to the extent the Company has paid to the Executive the amount due under Section 4(c) or has voluntarily agreed in writing that such payment is due (or is obligated to make such payment but has not done so due to a delay in payment provided for under this Agreement).

(d)Obligations of the Company in a Noncovered Termination. If the Executive’s employment shall cease by reason of a Noncovered Termination, except to the extent the Executive meets the requirements under Section 4(c), the Company shall have no further obligations to the Executive under this Agreement other than the obligation timely to pay or cause to be paid or provide or cause to be provided to the Executive his Other Benefits.

5.FULL SETTLEMENT.
(a)No Offset or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.
(b)Executive’s Expenses in Dispute Resolution. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of a contest (in which the Executive substantially prevails) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the lower of (i) the Wall Street Journal Prime Rate or (ii) the applicable Federal midterm rate provided for in Section 1274(d), compounded semi-annually, of the Code.
(c)Payment prior to Dispute Resolution. If there shall be any dispute between the Company and the Executive in the event of any termination of Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was a Noncovered Termination under Section 4(d) and Section 4(c) does not apply, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, under Section 4(b) or Section 4(c), following the Change in Control, the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 4(b) or Section 4(c) as though such termination were not a Noncovered Termination under Section 4(d). Notwithstanding the foregoing, the Company shall not be required to pay any disputed amounts pursuant to this Section 5(c) prior to a Change in Control and, following a Change in Control, except upon receipt of an adequate bond, letter of credit or undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

6.PAYMENT LIMITATION.

(a) Section 280G Payment Limitation. Notwithstanding anything contained in any other provision of this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Executive under this Agreement or under any other plan or agreement which became payable or are taken into account as a result of the Change in Control and which are parachute payments for purposes of Section 280G of the Code (the “Payments”) shall be reduced (but not below zero) so that the Present Value of the Payments is equal to the Limited Payment Amount and no Payment is subject to the imposition of an excise tax under Section 4999 of the Code. Notwithstanding the foregoing, if the Net After-tax Benefit to the Executive resulting from receiving the Payments is greater than the Net After-tax Benefit to the Executive resulting from having the Payments reduced to the Limited Payment Amount, then the Payments shall not be reduced to the Limited Payment Amount. For purposes hereof:

(i)“Net After-tax Benefit” shall mean the Present Value of a Payment net of all taxes (including any Excise Tax imposed on the Executive) with respect thereto, determined by applying the highest marginal rate(s) applicable to an individual for the Executive’s taxable year in which the Change in Control occurs.

(ii)“Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code.

(iii)“Limited Payment Amount” shall be an amount expressed as a Present Value which maximizes the aggregate Present Value of Payments without causing any Payment to be subject to excise tax under Section 4999 of the Code or the deduction limitation of Section 280G of the Code (without taking into account any limitation on deductions under Section 162(m) of the Code).

In the event the Payments are to be reduced, the Company shall reduce or eliminate the Payments to the Executive by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating those payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid or provided the farthest in time from the Change in Control Date. Any reduction pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.

(b) Payment Limitation Determinations. All determinations required to be made under this Section 6 shall be made by a public accounting firm selected by the Company that is reasonably acceptable to the Executive (the “Accounting Firm”). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within 15 days after the receipt of notice from the Company that there has been a Payment (or at such earlier times as is requested by the Company) and, with respect to any Limited Payment Amount, a reasonable opinion to the Executive that the Executive is not required to report any excise tax on the Executive’s federal income tax return with respect to the Limited Payment Amount (collectively, the “Determination”). In the event that the Accounting Firm is serving as an accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized public accounting firm to make the determination required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. The Determination by the Accounting Firm shall be binding upon the Company and the Executive (except as provided in Section 6(c) below).

(c) Adjustments. As a result of the uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive that should not have been so paid or distributed (an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Company to or for the benefit of Executive could have been so paid or distributed (an “Underpayment”). In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive that the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive will be repaid by the Executive to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment will be required if and to the extent such deemed repayment would not either reduce the amount on which the Executive is subject to tax under Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be promptly paid by the Company to or for the benefit of the Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(d) Banking Payment Limitation. Notwithstanding anything contained in this Agreement or any other agreement or plan to the contrary, the payments and benefits provided to, or for the benefit of, the Executive under this Agreement or under any other plan or agreement shall be reduced (but not below zero) to the extent necessary so that no payment to be made, or benefit to be provided, to the Executive or for his benefit under this Agreement or any other plan or agreement shall be in violation of the golden parachute and indemnification payment limitations and prohibitions of 12 CFR Section 359.

7.CODE SECTION 409A COMPLIANCE.

(a) The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A or comply with an exemption from the application of Code Section 409A and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

(b)Neither the Executive nor the Company shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any matter which would not be in compliance with Code Section 409A.

(c)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the form or timing of payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Code Section 409A) and, for purposes of any such provision of this Agreement under which (and to the extent) deferred compensation subject to Code Section 409A is paid, references to a “termination” or “termination of employment” or like references shall mean separation from service. A “separation from service” shall not occur under Code Section 409A unless the Executive has completely severed Executive’s relationship with the Company or the Executive has permanently decreased Executive’s services to twenty percent (20%) or less of the average level of bona fide services over the immediately preceding thirty-six (36) month period (or the full period if the Executive has been providing services for less than thirty-six (36) months). A leave of absence shall only trigger a termination of employment that constitutes a separation from service at the time required under Code Section 409A. If the Executive is deemed on the date of separation from service with the Company to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Code Section 409A(a)(2)(B), such payment or benefit (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed in a lump sum with interest on the earlier of (i) the first day of the seventh (7th) month measured from the date of the Executive’s separation from service or (ii) the date of the Executive’s death, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The amount of interest to be paid shall be based on the prime rate of interest in effect on the first day of the month following the Executive's separation from service as reported in the Wall Street Journal. In the case of benefits required to be delayed under Code Section 409A, however, the Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by the Company thereafter on the first day of the seventh (7th) month following the date of the Executive’s separation from service or, if earlier, on the date of the Executive’s death.

(d)With regard to any provision herein that provides for reimbursement of expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect. All reimbursements shall be reimbursed in accordance with the Company’s reimbursement policies but in no event later than the calendar year following the calendar year in which the related expense is incurred.

(e)If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

(f) When, if ever, a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company or, if within the control of the Executive and payable over two calendar years, shall always be paid in the later calendar year. In the event any payment payable upon termination of employment would be exempt from Code Section 409A under Treasury Regulation § 1.409A-1(b)(9)(iii) but for the amount of such payment, the determination of the payments to Executive that are exempt under such provision shall be made by applying the exemption to payments based on chronological order beginning with the payments paid closest in time on or after such termination of employment.

(g)Notwithstanding any of the provisions of this Agreement, the Company shall not be liable to the Executive if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Code Section 409A otherwise fails to comply with, or be exempt from, the requirements of Code Section 409A.

8.TERMINATION OF AGREEMENT.

This Agreement shall be effective as of the Agreement Effective Date and shall normally continue until the later of the Agreement Regular Termination Date or, if a Change in Control has occurred, until the end of the Coverage Period. Notwithstanding the foregoing, except to the extent Executive meets the requirements of Section 4(c), this Agreement shall terminate upon the Executive’s cessation of employment in a Noncovered Termination.

9.COVENANTS OF EXECUTIVE.
(a)No Disclosure by Executive. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

Nothing in this Agreement restricts or prohibits the Executive or the Executive’s counsel from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before a self-regulatory authority or a governmental, law enforcement or other regulatory authority, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Congress, and any Office of Inspector General (collectively, the “Regulators”), from participating in any reporting of, investigation into, or proceeding regarding suspected violations of law, or from making other disclosures that are protected under or from receiving an award for information provided under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents containing confidential information to the Regulators, or make any such reports or disclosures to the Regulators. The Executive is not required to notify the Company that the Executive has engaged in such communications with the Regulators. The Executive recognizes and agrees that, in connection with any such activity outlined above, the Executive must inform the Regulators that the information the Executive is providing is confidential.

Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:

●	Where the disclosure is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or
●	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

(b)Non-Competition. In consideration for the Company’s entering into this Agreement and in exchange for the benefits promised herein, and other valuable consideration, the Executive agrees that the Executive will not engage in “Competition” for a period of six (6) months after termination of the Executive’s employment with the Company (i) pursuant to a Covered Termination or (ii) as provided in Section 4(c). For purposes hereof, “Competition” means the Executive’s performing duties that are the same as or substantially similar to those duties performed by the Executive for the Holding Company, the Bank or their affiliates during the last twelve (12) months of the Executive’s employment, as an officer, a director, an employee, a partner or in any other capacity, within a fifty (50) mile radius of the headquarters of the Bank (or any Virginia headquarters of any successor in the event of a merger consummated as of the last day of employment) or within a ten (10) mile radius of any branch of the Bank (and any Virginia branch of any successor in the event of a merger consummated as of the last day of employment), as such locations exist as of the date the Executive’s employment terminates, if those duties are performed for a bank holding company, or for a bank or other financial institution, that provides products or services that are the same as or substantially similar to, and competitive with, any of the products or services provided by the Holding Company or the Bank or their affiliates at the time the Executive’s employment terminates.

(c)Incorporation of covenants from Employment Agreement. For the avoidance of doubt, the “Covenants of Executive” set forth in Sections 8(b), (c), and (d) of the Executive’s Employment Agreement between Executive and Company dated December 23, 2021 (the “Employment Agreement”), shall also apply under this Agreement and are incorporated as separate, independent and divisible sections as though fully re-stated herein.

(d)Remedies for Breach. It is recognized that damages in the event of breach of Section 9(a), Section 9(b) or Section 9(c) above by the Executive would be difficult, if not impossible, to ascertain, and it is therefore specifically agreed that the Company, in addition to and without limiting any other remedy or right it may have, shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude the Company from pursuing any other rights and remedies at law or in equity which it may have.
(e)Breach Not Basis to Withhold Payment. Except as otherwise provided in Section 4(c), no asserted violation of the provisions of this Section 9 shall constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.
10.BENEFIT AND SUCCESSORS.
(a)Executive’s Benefit. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die and any amount remains payable hereunder after his death, any such amount, unless otherwise agreed by the Company or provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee of such payment or, if there is no such designee, the Executive’s estate.
(b)Company’s Benefit. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)Assumption by Successor to Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
11.MISCELLANEOUS.
(a)Governing Law; Venue; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. The parties agree that venue in the event of a dispute shall be exclusively in the Circuit Court of the King William County, or the applicable federal court encompassing that jurisdiction, at the sole option of Company, and Executive agrees not to object to venue. Executive and Company further agree that in the event of any judicial proceeding arising out of a dispute between them that they knowingly and voluntarily waive their right to trial by jury and agree that the dispute will be decided by the Court sitting without a jury.
(b)Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives which complies with the requirements of Code Section 409A.
(c)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

Jason E. Long

3600 La Grange Parkway

Toano, Virginia 23168

If to the Company (the Holding Company and/or the Bank):

President, C&F Financial Corporation

3600 La Grange Parkway

Toano, Virginia 23168

Copy to:

James H. Hudson III

Hudson Law PLC

826 Main Street - P.O. Box 231

West Point, Virginia 23181

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(d)Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
(e)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(f)Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
(g)Executive’s Employment. The Executive and the Company acknowledge that, except as may otherwise be provided under the Employment Agreement and any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and the Executive’s employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Change in Control Date, in which case the Executive shall have no further rights under this Agreement except as provided under Section 4(c).
(h)Nonexclusivity of Rights. Except as expressly provided in Section 6, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Executive’s termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
(i)Statutory References. Any reference in this Agreement to a specific statutory provision shall include that provision and any comparable provision or provisions of future legislation amending, modifying, supplementing or superseding the referenced provision.
(j)Nonassignability. This Agreement is personal to the Executive, and without the prior written consent of the Company, no right, benefit or interest hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, except by will or the laws of descent and distribution, and any attempt thereat shall be void; and no right, benefit or interest hereunder shall, prior to receipt of payment, be in any manner liable for or subject to the recipient’s debts, contracts, liabilities, engagements or torts.
(k)Counterparts/Facsimile/Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. In the event that any signature is executed or delivered by means of an electronic signature (such as DocuSign), facsimile or scanned pages via electronic mail, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such electronic signature, facsimile or scanned pages were the original signed version thereof delivered in person.
(l)Employment with Affiliates. Except as otherwise required by this Agreement or Code Section 409A, employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors or which has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Jason E. Long Jason E. Long C&F Financial Corporation By: /s/ Thomas F. Cherry Its: President and Chief Executive Officer

Citizens and Farmers Bank By: /s/ Thomas F. Cherry Its: President and Chief Executive Officer